Bank Notes

OFFICER PROMOTION

Linda B. Blackstone has been promoted to branch manager and loan officer, Blacksburg. With more than 30 years of banking experience, Blackstone, a Cherokee County native, has been a member of The Palmetto Bank for the last seven years. She is a dedicated volunteer to the Cherokee County Relay for Life, as well as an active member of the Blacksburg Rotary Club and Blacksburg Business Association.

OFFICER APPOINTMENT

Terrence Jack Trnavsky, Jr. joined The Palmetto Bank as loan officer, Gaffney. Trnavsky earned his Bachelor of Science degree in business administration from Limestone College. He has 10 years experience in consumer lending and business development and currently serves as a board member at the Cherokee

County Chamber of Commerce.

THE PALMETTO BANK HOSTS GRAND OPENING CEREMONY AT NEW FULL-SERVICE ROCK HILL BRANCH

On Friday, September 18, 2008, The Palmetto Bank proudly hosted a grand opening ribbon-cutting ceremony for its twenty-ninth full-service branch, located in Rock Hill, South Carolina. The 2000 sq. ft. branch, conveniently located at 201 Oakland Avenue, is The Palmetto Bank’s first presence in York County and the newest addition to the bank.

MONTAGUE BRANCH HOLDS RIBBON CUTTING

On Monday, September 22, The Palmetto Bank celebrated the grand re-opening of its newly renovated Montague office and regional banking center in Greenwood. The Palmetto Bank’s executives, community bank board members joined Greenwood County community leaders and customers at a ribbon-cutting ceremony in the newly renovated office.

The 6,000 sq. ft. regional banking center, conveniently located at 701 Montague Avenue, includes a new conference room, reception area, and added office space for our investment group. Additional improvements to the building’s exterior include a new entry-way, stucco siding, outdoor signage, parking lot, drive-up ATM, and beautiful landscaping.

THE PALMETTO BANK’S 2007 ANNUAL REPORT RECEIVES NATIONAL RECOGNITION

The Palmetto Bank’s 2007 Annual Report entitled “The Art of Community Banking” received national recognition from the American Bankers Association Marketing Network. The Bank’s annual report received a First Place award in the annual reports category, asset size $1 billion to $5 billion, of this year’s ABA Marketing Network 2008 Financial Marketing Awards competition. The awards were officially announced at the recent ABA Marketing Conference in Denver.

The entries were judged by a panel of financial services marketing and advertising professionals on the basis of originality of creative concept, execution of production, and fulfillment of stated objective.

To Our Shareholders:

These are indeed extraordinary times in which we are living. The events of recent weeks in the financial markets have caused public policy decisions to be made that will forever change the banking system as we have known it. The ultimate outcome or the “new banking model” is still being determined as a new federal government role and recent regulations are written and interpreted. A look at the banking and financial history of our nation shows that there have been financial crises before – many times since the founding of our country- and every time to a lesser or greater extent, the federal government has responded, indeed politically, and rewritten the rules for our financial system. This time, although seemingly extreme, is no different. A different framework will result, possibly with improvements, and soon we will get on back to serving those who matter – our customers, shareholders and employees. We have, for sure, been part of an eyewitness to history. The systemic possibilities of this crisis perhaps exceeded those of any time in the past, indeed with a global dimension of great uncertainty. Extraordinary times call for extraordinary solutions. This is what we have seen.

When all has been said and done, at the end of the day, the safety and soundness of financial institutions will be determined by the quality of its assets and the quality of its people. Besides the real probability of a recession ahead, the stock markets of recent weeks have been on a roller coaster ride –mostly downward – because real value cannot be determined. Markets reflect real value and real value is a reflection of sound asset quality and not complex financial instruments nor extreme leverage of capital. Throughout all of the market turmoil of recent weeks we have been extremely pleased that transactions, of which we are aware, between buyers and sellers, although limited, have remained steady at $42.00 per share. We continue to believe our stock value reflects our assessment of the soundness of our balance sheet, the consistent growth in earnings over time and the sound asset quality of the loan and investment portfolios.

We continue to make loans and total loans at $1.135 billion, including mortgage loans held for sale, through September 30 have grown 12.6% since third quarter 2007, an increase of $127.2 million. From this point on lending will probably slow down as we face an uncertain economy ahead. We monitor performance carefully for credit weakness and the adequacy of reserves. Loans charged off through nine months of the year continue to run at ..18% the same as for the mid-year result. Nonaccrual loans totaled 1.90% of total loans, less mortgage loans held for sale, up when compared to September 2007 with the increase being centered primarily in commercial real estate loans. Our residential mortgage loan portfolio continues to perform extremely well, but in these uncertain times for the overall economy we can expect delinquency rates to rise as consumers and some business customers experience more difficulty in their payments.

Press releases have been sent out on financial performance for the 3rd quarter and for the nine months period ending September 30, 2008. We are pleased to report an increase of 4.1% in net income for the third quarter of 2008 on earnings of $4.1 million when compared with the same period of 2007. And, for the nine month period we reported a record total earnings of $12.0 million compared with $11.7 million for the first nine months of 2007. Year to date profitability ratios for the nine month period ending September 30, 2008 were excellent with a return on average assets of 1.23% and a return on shareholders’ equity of 13.96%. Shareholder’s equity at September 30 stood at $118.4 million and in the well-capitalized category for regulatory purposes. In the current banking environment we are very pleased with operating results year to date.

As a shareholder we hope you are receiving copies of our in-house publication - The PALMETT – which highlights significant events throughout the year. Since mid-year we have cut the ribbon on the new Rock Hill offices for The Palmetto Bank and success thus far has exceeded year –end expectations. We have been extremely well received in this new market by the Rock Hill community. It is a tribute also to an excellent staff. Ground breaking was held for the new Greer office with scheduled completion for 2009. Greenwood’s Montague office held an open house for the completion of its final phase of renovation giving this community one of the most up to date and total full service locations in our branch system. The Greenville headquarters construction continues on schedule for an early 2009 opening. From every corner of Greenville and beyond this new facility is praised as an outstanding new architectural addition in the Upstate.

For some time our country and this world has been on a spending binge as we have sought what we wanted and not what we necessarily needed. That will change now in the post-binge world and words like basics, fundamentals and old-fashioned values will come back into style. Perhaps that is the lesson we will take from the present financial crisis. Our country has an enormous resilience to bounce back – and it will. And, the present situation will present unique opportunities to those able to build competitive advantage in this environment. That is the challenge and our opportunity.

As always, we appreciate your support as a shareholder and friend of The Palmetto Bank. We hope you will continue to help us tell our great story and tell it often wherever you are.

Sincerely,

Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets
(dollars in thousands, except common and per share data) (unaudited)

	September 30,	September 30,
	2008	2007
Assets
Cash and cash equivalents
Cash and due from banks	$35,635	31,137
Federal funds sold	55	4,127
Total cash and cash equivalents	35,690	35,264

Federal Home Loan Bank ("FHLB") stock, at cost	7,241	3,157
Investment securities available for sale, at fair value	130,321	96,287
Mortgage loans held for sale	5,220	1,438

Loans, gross	1,129,336	1,005,872
Less: allowance for loan losses	(7,823)	(8,280)
Loans, net	1,121,513	997,592

Premises and equipment, net	25,016	24,476
Premises held for sale	1,651	-
Goodwill, net	3,691	3,691
Core deposit intangibles, net	46	90
Accrued interest receivable	6,080	6,421
Other	17,741	20,434
Total assets	$1,354,210	1,188,850

Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest-bearing	$133,937	136,990
Interest-bearing	922,343	859,505
Total deposits	1,056,280	996,495

Retail repurchase agreements	21,817	10,130
Commercial paper (Master notes)	37,487	30,636
Other short-term borrowings	59,000	33,000
Long-term borrowings	52,000	-
Accrued interest payable	1,788	1,518
Other	7,403	8,140
Total liabilities	1,235,775	1,079,919

Shareholders' equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,442,090 and 6,400,260
at September 30, 2008 and 2007, respectively	32,211	32,001
Capital surplus	2,036	1,527
Retained earnings	87,291	76,211
Accumulated other comprehensive loss, net of tax	(3,103)	(808)
Total shareholders' equity	118,435	108,931

Total liabilities and shareholders' equity	$1,354,210	1,188,850

SIGNIFICANT CAPITAL RATIOS
Total shareholders' equity as a percentage of total assets	8.75%	9.16
Tier 1 risk-based capital	9.72	9.64
Total risk-based capital	10.37	10.39
Tier 1 leverage ratio	8.74	8.90

OTHER INFORMATION
Full-time equivalent employees	402	420
Banking offices	29	32
Automatic teller machines	38	39

Consolidated Statements of Income
(dollars in thousands, except common and per share data) (unaudited)
	For the three month periods ended September 30,		For the nine month periods ended September 30,
	2008	2007	2008	2007
Interest income
Interest earned and fees on loans	$17,912	20,012	55,253	58,079
Interest earned on investment securities available for sale	1,665	1,085	4,416	3,386
Dividends paid on FHLB stock	96	47	239	122
Other	43	149	98	600
Total interest income	19,716	21,293	60,006	62,187

Interest expense
Interest paid on deposits	5,586	7,663	18,355	22,327
Interest paid on retail repurchase agreements	55	149	224	425
Interest paid on commercial paper	88	312	319	839
Interest paid on other short-term borrowings	353	414	862	497
Interest paid on long-term borrowings	423	-	864	173
Total interest expense	6,505	8,538	20,624	24,261

Net interest income	13,211	12,755	39,382	37,926

Provision for loan losses	687	400	1,862	1,200

Net interest income after provision for loan losses	12,524	12,355	37,520	36,726

Noninterest income
Service charges on deposit accounts, net	2,135	2,001	6,429	5,900
Fees for trust and investment management and brokerage services	744	736	2,255	2,258
Mortgage-banking income, net	210	468	847	987
Investment securities gains	-	-	1	-
Other	1,212	1,153	4,018	3,056
Total noninterest income	4,301	4,358	13,550	12,201

Noninterest expense
Salaries and other personnel	5,910	7,040	18,175	19,234
Occupancy	824	752	2,432	2,182
Furniture and equipment	919	918	2,848	2,751
Marketing	277	208	900	695
Amortization of core deposit intangibles	11	12	33	36
Other	2,605	2,207	8,151	6,398
Total noninterest expense	10,546	11,137	32,539	31,296

Net income before provision for income taxes	6,279	5,576	18,531	17,631

Provision for income taxes	2,222	1,680	6,499	5,909

Net income	$4,057	3,896	12,032	11,722

Common share data
Net income - basic	$0.63	0.61	1.87	1.84
Net income - diluted	0.62	0.60	1.84	1.81
Cash dividends	0.20	0.19	0.60	0.57
Book value	18.38	17.10	18.38	17.10

Weighted average common shares outstanding - basic	6,442,090	6,392,721	6,436,280	6,385,625
Weighted average common shares outstanding - diluted	6,529,123	6,500,962	6,522,316	6,484,293

SIGNIFICANT OPERATING RATIOS BASED ON EARNINGS
Return on average assets	1.20%	1.30	1.23	1.34
Return on average shareholders' equity	13.78	14.35	13.96	14.92